EXHIBIT 99.1
                                                                   PRESS RELEASE
                                                                  ISSUED 7/16/97
              CSW
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CENTRAL AND SOUTH WEST CORPORATION
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News Release
CONTACT:
GERALD R. HUNTER
MANAGER OF EXTERNAL COMMUNICATIONS
1616 WOODALL RODGERS FREEWAY
P.O. BOX 660164 * DALLAS, TEXAS 75266-0164
214-777-1165
                                 CENTRAL POWER AND LIGHT COMPANY, CORPUS CHRISTI
                                       PUBLIC SERVICE COMPANY OF OKLAHOMA, TULSA
                                 SOUTHWESTERN ELECTRIC POWER COMPANY, SHREVEPORT
                                           WEST TEXAS UTILITIES COMPANY, ABILENE
                         CENTRAL AND SOUTH WEST SERVICES, INC., DALLAS AND TULSA
                                                CSW COMMUNICATIONS, INC., AUSTIN
                                                        CSW CREDIT, INC., DALLAS
                                                       CSW LEASING, INC., DALLAS
                                                           ENERSHOP INC., DALLAS
                                        SEEBOARD PLC, CRAWLEY, WEST SUSSEX, U.K.



          Central and South West Corporation and El Paso Electric Company
                           File Settlement of Litigation
                       Related to Terminated Merger Agreement

      DALLAS (July 16, 1997)--Central and South West Corporation (NYSE: CSR) said that it and El Paso Electric Company (AMEX: EE) have filed a settlement agreement to resolve pending litigation stemming from the June 1995 termination of the proposed merger between the two companies.
      Under terms of the settlement, the two companies have agreed to dismiss all pending claims in the litigation and to give a mutual release from any potential claims related to the terminated merger agreement or the pending litigation.
       In addition, Central and South West will pay $35 million to El Paso Electric, various of its creditor groups under El Paso Electric's Fourth Amended Plan of Reorganization and its attorneys.
      As reported earlier, Bankruptcy Judge Larry E. Kelly, chief judge of the United States Bankruptcy Court for the Western District of Texas, Austin Division, issued an interim order in April 1997 finding that Central and South West owed El Paso Electric a $25 million termination fee under the termination provisions of the companies' merger agreement.
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      The judge also ruled that Central and South West might owe
"interest-carry" costs, which El Paso Electric alleged to be approximately $18 million.
      Judge Kelly's interim order will be vacated as a result of the settlement. In the first quarter of 1997, Central and South West recorded a charge to earnings for the $25 million obligation to El Paso Electric. The company said it would recognize the additional $10 million when it reports results for the second quarter of 1997.
      Background and additional information about the litigation with El Paso Electric can be found in Central and South West's Annual Report on Form 10-K for the period ended December 31, 1996, and the corporation's Quarterly Report on Form 10-Q for the period ended March 31, 1997.
      Central and South West Corporation is a public utility holding company based in Dallas. Central and South West owns four electric operating subsidiaries in the United States, a regional electricity company in the United Kingdom, and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.


                                       # # #
News media contact: Gerald R. Hunter, manager of external communications for Central and South West Corporation, 214-777-1165.

Financial community contact: Becky Hall, director of investor relations for Central and South West Corporation, 214-777-1277.